EXHIBIT 99.1

For Additional Information:
Legend Securities, Inc.
Thomas Wagner
800-385-5790 x152
718-233-2600 x152
twagner@legendsecuritiesinc.com

CytRx Reports 2008 Financial Results

LOS ANGELES (March 13, 2009) CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company engaged in the development of high-value human therapeutics, today reported financial results for the 12 months ended December 31, 2008.

“We took major steps during the past year to build an oncology franchise,” said Steven A. Kriegsman, CytRx President and CEO.  “We added very promising oncology assets including acquiring the U.S. rights to tamibarotene, a third-line treatment for acute promyelocytic leukemia (APL) that is currently in a Phase 2 U.S. registration clinical trial.  We also further strengthened our oncology expertise with the addition of prominent experts in this field.  We believe we have the leadership and drug development pipeline to build a drug franchise with commercial and out-licensing possibilities.  With over $25 million of cash on our balance sheet as of December 31, 2008, and our 45% ownership position in RXi Pharmaceuticals Corporation (NASDAQ: RXII) with a market value of approximately $22.2 million as of March 10, 2009, we are well-positioned to focus on our development pipeline and consider in-licensing and acquisition opportunities that the current economic environment may present.

“We remain committed to our orally administered molecular chaperone regulator drug candidates, arimoclomol and iroxanadine, and our pursuit of partnering,” continued Mr. Kriegsman.

REVIEW OF FINANCIAL RESULTS

CytRx reported a net loss applicable to common stockholders for the 12 months ended December 31, 2008 of $27.8 million, or $0.30 per share, based on 91.4 million weighted average shares outstanding, compared with a net loss applicable to common stockholders for the 12 months ended December 31, 2007 of $21.9 million, or $0.26 per share, based on 84.0 million shares outstanding.  The 2008 net loss included a non-cash charge of approximately $8.0 million for in-process research and development related to the acquisition of Innovive Pharmaceuticals, Inc., or Innovive.  The increase in weighted average shares outstanding resulted primarily from the issuance of shares relating to the acquisition of Innovive.

Revenue for 2008 was $6.3 million, compared with 2007 revenue of $7.5 million, and consisted primarily of service revenue recognized from CytRx's 2006 royalty transaction with the ALS Charitable Remainder Trust, or ALSCRT.

Research and development (R&D) expenses were $10.5 million for the 12 months ended December 31, 2008, compared with $18.8 million for the comparable period in 2007.  R&D expenses incurred during 2008 were related primarily to the Company's various development programs and included two months of RXi-related expenses.  The significant reduction in R&D expenses for 2008 was due mainly to the full-year impact of RXi-related R&D expenses in 2007.

General and administrative (G&A) expenses were $10.9 million for 2008, compared with $14.8 million in the prior year.  The decrease in G&A expenses in 2008 resulted primarily from a reduction of approximately $3.3 million in RXi-related expenses and a reduction of $300,000 in legal and accounting fees as compared to 2007, offset by approximately $320,000 in professional fees associated with the acquisition of Innovive.

Cash and cash equivalents totaled $25.0 million as of December 31, 2008, compared with cash and cash equivalents of $60.4 million as of December 31, 2007, which included short-term investments of approximately $10.0 million held by RXi at the end of 2007.  For the year ended December 31, 2008, $7.0 million was used in investing activities, which included a cash outlay of $5.7 million relating to the payment of accounts payable associated with the acquisition of Innovive.  CytRx's 45% ownership stake in RXi at December 31, 2008 had a market value of approximately $36.0 million, and as of March 10, 2009, had a market value of approximately $22.2 million.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics.  The CytRx drug development pipeline includes programs in clinical development for oncology indications, including tamibarotene in a registration study for the treatment of acute promyelocytic leukemia (APL).  CytRx is developing two drug candidates based on its industry-leading molecular chaperone technology, which aims to repair or degrade misfolded proteins associated with disease. The Company owns and operates a research and development facility in San Diego.  CytRx also maintains a 45% equity interest in publicly traded RXi Pharmaceuticals Corporation (NASDAQ: RXII).  For more information on the Company, visit www.cytrx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the timing, outcome or results of any pre-clinical or clinical testing of CytRx's potential oncology or molecular chaperone drug candidates, including tamibarotene as a third-line treatment for APL and INNO-206, risks related to CytRx’s ability to manufacture its drug candidates, including tamibarotene, in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's ability to enter into partnerships to advance the clinical development of INNO-406 and its clinical molecular chaperone portfolio, uncertainties related to the impact of the FDA's clinical hold on the Company's arimoclomol clinical trial for ALS on the timing and ability to resume clinical testing at the desired dosage of arimoclomol, the risk that any requirements imposed on the Company's planned clinical trial designs for ALS or stroke recovery by the FDA as a result of the concerns expressed in their clinical hold of the Company's ALS program might adversely affect the Company's ability to demonstrate that arimoclomol is efficacious in treating ALS or stroke patients or to enter into a partnership to advance the development of that drug candidate, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, risks related to the future market value of CytRx's investment in RXi and the liquidity of that investment, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYTRX CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$25,041,772	$50,498,261
Short-term investments, at amortized cost	—	9,951,548
Accounts receivable	127,280	101,217
Income taxes recoverable	215,623	—
Prepaid expenses and other current assets	486,609	930,596
Total current assets	25,871,284	61,481,622
Equipment and furnishings, net	1,835,052	1,573,290
Molecular library, net	103,882	193,946
Goodwill	183,780	183,780
Other assets	330,032	713,398
Total assets	$28,324,030	$64,146,036
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$668,422	$1,946,215
Accrued expenses and other current liabilities	2,556,904	3,700,866
Deferred revenue, current portion	1,817,600	8,399,167
Total current liabilities	5,042,926	14,046,248
Deferred revenue, non-current portion	7,582,797	7,167,381
Total liabilities	12,625,723	21,213,629
Minority interest	—	2,708,368
Commitment and contingencies
Stockholders’ equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 15,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 175,000,000 shares authorized; 93,978,448 and 90,397,867 shares issued and outstanding at December 31, 2008 and 2007, respectively	93,978	90,398
Additional paid-in capital	210,007,468	203,905,691
Treasury stock, at cost (633,816 shares held, at December 31, 2008 and 2007, respectively)	(2,279,238)	(2,279,238)
Accumulated deficit	(192,123,901)	(161,492,812)
Total stockholders’ equity	15,698,307	40,224,039
Total liabilities and stockholders’ equity	$28,324,030	$64,146,036

CYTRX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2008	2007	2006
Revenue:
Service revenue	$6,166,150	$7,241,920	$1,858,772
Licensing revenue	100,000	101,000	101,000
Grant revenue	—	116,118	105,930
	6,266,150	7,459,038	2,065,702
Expenses:
Research and development	10,465,591	18,823,802	9,781,007
General and administrative	10,932,522	14,822,142	9,657,257
In-process research and development	8,012,154	—	—
Depreciation and amortization	624,980	272,229	227,704
	30,035,247	33,918,173	19,665,968
Loss before other income	(23,769,097)	(26,459,135)	(17,600,266)
Other income:
Interest and dividend income	1,203,629	2,663,542	996,647
Other income (expense), net	219,489	1,496,979	(3,205)
Equity in loss of affiliate – RXi Pharmaceuticals	(3,915,514)	—	—
Minority interest in loss of subsidiary	88,375	448,671	—
Net loss before provision for income taxes	(26,173,118)	(21,849,943)	(16,606,824)
Provision for income taxes	(873,003)	(40,000)	(145,000)
Net loss	(27,046,121)	(21,889,943)	(16,751,824)
Deemed dividend for anti-dilution adjustments made to outstanding common stock warrants	(756,954)	—	(488,429)
Net loss applicable to common stockholders	$(27,803,075)	$(21,889,943)	$(17,240,253)
Basic and diluted loss per share	$(0.30)	$(0.26)	$(0.25)
Basic and diluted weighted average shares outstanding	91,383,934	84,006,728	68,105,626

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